EXHIBIT 5.1

                               FOX LAW OFFICES, P.A.
                                   P.O. BOX 1097
                              PECOS, NEW MEXICO 87552
                              Telephone (505) 757-6411
                              Facsimile: (505) 757-2411


December 2, 2002



Board of Directors
Cavalcade of Sports Media, Inc.
12268 Via Latina
Del Mar, California 92914


In re: Professional Services Compensation Plan
       Registration Statement on Form S-8

Gentlemen:

We have represented Cavalcade of Sports Media, Inc., a Nevada corporation, ("Company") in connection with the preparation of a registration statement to be filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") relating to the proposed issuance of up to 2,000,000 shares ("Shares") of the Company's Common Stock, par value of $.001 per share) ("Common Stock") pursuant to the contemporaneously adopted (December 2, 2002) Professional Services Compensation Plan ("Plan"). In this connection, we have examined such documents, corporate records and other papers as we deemed necessary to examine for the purposes of this opinion.

We are of the opinion that the Shares of Common Stock will be, when issued pursuant to the Plan, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

Yours truly,

FOX LAW OFFICES, P.A.



By:  Richard C. Fox, Esq.